Exhibit 5.17
WARDROP, A TETRA TECH COMPANY
February 4, 2010
British Columbia Securities Commission
Alberta Securities Commission
Saskatchewan Financial Services Commission
The Manitoba Securities Commission
Ontario Securities Commission
Nova Scotia Securities Commission
New Brunswick Securities Commission
Securities Commission of Newfoundland and Labrador
Prince Edward Island Securities Office
United States Securities and Exchange Commission
Ladies and Gentlemen:
Re:       Silver Standard Resources Inc. (the “Company”) — Consent of Expert
Reference is made to the technical report, dated 27 July 2009, titled “NI 43-101 Technical Report — Pitarrilla Property Pre-Feasibility Study”, and the material change report of the Company dated 24 June 2009 (the “Reports”).
In connection with the Amended and Restated Short Form Base Shelf Prospectus, dated February 4, 2010, all supplements thereto and all documents incorporated by reference therein (collectively, the “Prospectus”) and the Registration Statement on Form F-10 dated February 4, 2010 and any amendments thereto, including any post-effective amendments (collectively, the “Registration Statement”), I, Iouri Iakovlev, P. Eng., of Wardrop Engineering Inc. consent to the use of my name and references to the Reports, or portions thereof, in the Prospectus and the Registration Statement and to the inclusion or incorporation by reference of information derived from the Reports in the Prospectus and Registration Statement.
I have read the Prospectus and the Registration Statement and have no reason to believe that there are any misrepresentations in the information contained therein that are derived from the Reports or that are within my knowledge as a result of the preparation of the Reports.

Yours truly,
(Signed) “Iouri Iakovlev”
Iouri Iakovlev, P. Eng.